Exhibit 99.1

NTN Buzztime, Inc. Receives Noncompliance Notice from NYSE American

CARLSBAD, Calif., March 30, 2020, — NTN Buzztime, Inc. (NYSE American: NTN), announced it received a letter from the NYSE Regulation stating that it is not in compliance with NYSE American LLC continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide because it reported stockholders’ equity of less than $6 million as of December 31, 2019 and had net losses in its five most recent fiscal years ended December 31, 2019. The Company’s stockholders’ equity was $5.09 million as of December 31, 2019. As a result, the Company is now subject to the procedures and requirements of Section 1009 of the Company Guide.

The Company must submit a plan to NYSE Regulation by April 26, 2020 advising of actions it has taken or will take to regain compliance with Section 1003(a)(iii) by September 27, 2021. If NYSE Regulation determines to accept the plan, the Company will be subject to periodic reviews, including quarterly monitoring, for compliance with the plan. If it does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by September 27, 2021, or if it does not make progress consistent with the plan during the plan period, the NYSE American staff will initiate delisting proceedings as appropriate.

The Company’s management is reviewing its options to address the noncompliance and expects to submit a plan on or before the April 26, 2020 deadline.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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